Exhibit 99.1

For Immediate Release	Media Contact:	Alisha Goff
503/627-7075
alisha.goff@tektronix.com

	Analyst Contact:	Paul Oldham
503/627-4027
paul.r.oldham@tektronix.com
Tektronix Reports Results for the
First Quarter of Fiscal 2008
Sales Growth Fuels Strong Earnings and Cash Flow
BEAVERTON, Ore., September 20, 2007 — Tektronix, Inc. (NYSE: TEK) today reported net sales of $291.5 million and net earnings from continuing operations of $20.1 million or $0.26 per share for the first quarter ended September 1, 2007. This compares with net sales of $268.1 million and net earnings from continuing operations of $20.1 million or $0.24 per share for the same period last year. Excluding acquisition-related costs, business realignment costs, and share-based compensation expense, net earnings from continuing operations were $30.5 million or $0.40 per share for the first quarter as compared with $29.2 million or $0.35 per share for the same period last year.
“Sales were up 9% over last year resulting in strong earnings and cash flow,” said Rick Wills, Tektronix Chairman and CEO. “Orders were down 5%, primarily due to a decline in our Japan region which was impacted by our order policy changes and some economic uncertainty. In addition, we saw continued market softness for network diagnostic communications products. These factors were partially offset by growth in other geographies and by improvement in orders for our network management products.”
Instruments business orders were down 7%, with modest growth in all geographies except Japan. “We saw continued good demand for oscilloscopes driven by new products, with particular strength in value oscilloscopes. Sales were up 14% as we delivered against the new product backlog built last year,” continued Wills.
Orders in the Communications business were flat year-over-year with strong growth in network management products offset by a decline in network diagnostic products. “Although we continue to see the ongoing impact of both the market consolidation and slow operator spending
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Tektronix First Quarter 2008 Results.../2
for network diagnostic products, we are encouraged by signs of strengthening in the market for our network management products,” said Wills. “Communications business sales declined 5% on a difficult comparison to last year but were up sequentially from the fourth quarter.”
Looking forward, we believe this will be our low point for orders for the year and subsequent quarters should show good improvement. We expect this improvement will be driven in our Instruments business by strong new products already introduced and those that we expect to introduce in the next several quarters. In our Communications business, we believe order improvement will be driven by growing strength in demand for network management products. In addition we expect to have completed the Japan order booking policy change which had a negative impact in the first quarter.
During the quarter we issued $345 million of convertible debt, and repurchased $164 million — or nearly five million shares — of common stock reflecting our commitment to optimize our capital structure, reduce our cost of capital and improve earnings per share through our share repurchase program.
Second Quarter Guidance
For the second quarter of fiscal 2008, the company expects net sales to be approximately $270 - $280 million. Earnings per share from continuing operations are expected to be between $0.38 and $0.42 before mostly non-cash acquisition-related costs, business realignment costs, one-time items and share-based compensation expense.
Recent highlights include the following:
New product introductions, including:
•	Tektronix Ultra-Wideband Software (Tektronix UWB) for the ultra performance DPO/DSA70000 oscilloscopes. The expanded capabilities include real-time analysis of Ultra-Wideband RF and electrical signals to support the test and measurement requirements of digital RF applications such as ultra-wideband communications, ultra-wideband radar and high-speed serial data.

•	RFXpress™, a new software package that performs RF/IF/IQ waveform creation and editing of digitally modulated signals for AWG5000 and AWG7000 arbitrary waveform generators. This new package simplifies debug and conformance test and improves productivity with a user interface that makes creation and management of general purpose digital RF waveforms far more intuitive when testing emerging digital RF applications.

•	Unified Assurance for Converged Networks, a next-generation service assurance platform that addresses the service assurance performance monitoring and management needs of multi-technology, multi-service fixed and wireless network operators. The new platform provides end-to-end service level views for all user sessions across multiple access and core network technologies.

•	Enhancements to the GeoProbe Network Assurance solution, part of the industry-leading Unified Assurance suite of applications for management of next generation converged networks. The enhancements enable network operators to monitor new mobile interfaces for IP converged networks, building on the extensive capability of the GeoProbe platform to perform real-time, multi-protocol, cross-architecture performance monitoring.
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Key customer wins, including:
•	Allion Test Labs Inc., a leading IT testing organization headquartered in Taiwan, selected Tektronix for its new high-speed serial test bench consisting of high performance real-time oscilloscopes and arbitrary waveform generators for SATA II compliance testing.

•	Rai Way, the owner and operator of Italian public broadcaster RAI Group’s broadcasting division, installed Tektronix MTM400 MPEG Transport Stream Monitors in numerous locations to monitor transport stream quality in its digital terrestrial television network.

•	London’s “Glassworks,” one of the largest visual effects and computer animation studios in Europe, installed dual-link capabilities in its telecine suite using Tektronix’ WVR7120 waveform rasterizer. The flagship rasterizer will be used to quickly detect, isolate, and diagnose multi-format video quality problems in the transfer of motion picture film into electronic form.

•	SaskTel, the leading full-service communications provider in Saskatchewan, Canada deployed GeoProbe Network Assurance solution to monitor TDM, VoIP and mobile voice and messaging applications throughout its network.
Several product awards, including:
•	Tektronix’ DPO/DSA72004 Ultra-High Performance Oscilloscope received the ‘Electron d’Or’ award and was voted Best Test and Measurement Product of the Year 2007 in the test and measurement category as chosen by a jury of industry experts, in conjunction with the editors of Electronique, the leading French electronics monthly magazine.

•	Tektronix’ RSA6114A Real-Time Spectrum Analyzer was awarded the 2007 Canadian Technical Security Conference Award by the Professional Development TSCM Group Inc. for significant industry contribution, research and engineering design.
In addition,
•	Tektronix issued $345 million of five-year, senior convertible notes at a 1.625% interest rate and $34.57 issue price. In addition, Tektronix purchased a bond hedge and issued warrants to increase the conversion premium from 15% to 42.5%. In connection with the debt issuance, the Board of Directors increased the share repurchase authorization by an additional $350 million. Tektronix spent $164 million during the quarter to repurchase approximately 4.8 million shares.

•	China Electronics Standardization Institution (CESI) partnered with Tektronix to set up a joint lab for advanced research and assessment of digital RF and digital TV standards in China, key drivers of the new digital world. The new lab will be a key research facility for the development of China’s new DTV and digital RF standards.

•	Tektronix announced it will develop an automated Compliance Test Suite for high-speed serial standards using test management software from National Instruments. The combination of Tektronix instruments and the open nature of NI TestStand software gives customers a platform to rapidly characterize new products and bring them to market faster.

•	Neil Huddlestone was named President of Tektronix China. Huddlestone is the senior executive responsible for Tektronix business in China and will lead the senior management team in China with specific responsibility for sales and business development in the country. Huddlestone is based at the company’s regional headquarters in Shanghai.
Tektronix also today declared a quarterly cash dividend of $.06 per share on the outstanding common shares of the Company, payable on October 29, 2007 to shareholders of record as of the close of market on October 5, 2007.
Tektronix will be discussing its first quarter results and future guidance on a conference call today, beginning at 1:30 p.m. Pacific. A live Webcast of the conference call will be available at www.tektronix.com/ir. A replay of the Webcast will be available at the same Web site for one year.
In addition, Tektronix will hold its Annual Meeting of Shareholders on Thursday, September 27, 2007, at 10:00 a.m. Pacific at the company’s headquarters in Beaverton, Oregon.
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Tektronix presents non-GAAP measures of net earnings and net earnings per share from continuing operations that exclude the effects of acquisition-related costs, business realignment costs, share-based compensation and one-time items. The “Reconciliation of GAAP to Non-GAAP Results” reconciles net earnings in accordance with generally accepted accounting principles (GAAP) to the non-GAAP net earnings. Tektronix presents non-GAAP net earnings to help readers differentiate the results of ongoing activity from results that include acquisition-related costs, business realignment costs, share-based compensation and one-time items. Some of these items pertain to events that have not yet occurred and are not possible to ascertain with a reasonable degree of accuracy. Therefore, no reconciliation to GAAP for projected amounts is provided. In addition, in line with common industry practice and in order to enable comparison with other technology companies, guidance for non-GAAP net earnings excludes the effects of share-based compensation under FAS123R. Management of Tektronix uses these non-GAAP measures to evaluate the Company’s results of operations and for forecasting purposes, as well as to compensate employees.
Statements and information in this press release that relate to future events or results (including the Company’s statements and expectations regarding sales and earnings per share, orders, markets, market position and market growth opportunities, strategic direction and the introduction of new products) are based on the Company’s current expectations. They constitute forward-looking statements subject to a number of risk factors, which could cause actual results to differ materially from those currently expected or desired. Those factors include: worldwide geopolitical and economic conditions; current and future business conditions in the electronics, communications, computer and advanced technologies industries; changes in order rates and customer cancellations, including changes in seasonal buying habits and timing of large orders, as well as the application of a global order booking policy; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; changes in product and sales mix, and the related effects on gross margins; customer acceptance of large orders with delayed acceptance criteria; the Company’s ability to deliver a timely flow of competitive new products, and market acceptance of these products; risks related to our information technology systems; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; risks associated with compliance with the “Restriction of Hazardous Substances” worldwide regulatory provisions, including the associated conversion of current and future product designs and manufacturing processes to procure or produce lead-free products, and with export regulations; inventory risks due to changes in market demand or the Company’s business strategies; changes in effective tax rates; currency fluctuations; and the ability to develop effective sales channels. Further information on factors that could cause actual results to differ from those anticipated is included in filings made by the Company from time-to-time with the Securities and Exchange Commission, including but not limited to annual reports on Form 10-K and the quarterly reports on Form 10-Q.
About Tektronix
Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, and semiconductor industries — as well as military/aerospace, consumer electronics, education and a broad range of other industries worldwide. With 60 years of experience, Tektronix enables its customers to design, build, deploy, and manage next-generation global communications networks, advanced and pervasive technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide. Tektronix’ Web address is www.tektronix.com.
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Tektronix First Quarter 2008 Results.../5
Consolidated Statements of Operations

	Quarter Ended
	September 1,	August 26,
(In thousands, except per share amounts)	2007	2006

Net sales	$291,494	$268,113
Cost of sales	124,559	104,763

Gross profit	166,935	163,350

Research and development expenses	49,163	50,869
Selling, general and administrative expenses	86,518	79,873
Business realignment costs	1,057	2,596
Acquisition related costs and amortization	1,720	1,471
Loss on disposition of assets, net	3	554

Operating income	28,474	27,987

Interest income	5,533	4,670
Interest expense	(1,415)	(99)
Other non-operating expense, net	(1,102)	(1,011)

Earnings before taxes	31,490	31,547
Income tax expense	11,434	11,434

Net earnings from continuing operations	20,056	20,113

Gain from discontinued operations, net of income taxes	20	7

Net earnings	$20,076	$20,120

Earnings per share:
Continuing operations — basic	$0.27	$0.25
Continuing operations — diluted	$0.26	$0.24

Discontinued operations — basic	$—	$—
Discontinued operations — diluted	$—	$—

Net earnings — basic	$0.27	$0.25
Net earnings — diluted	$0.26	$0.24

Weighted average shares outstanding:
Basic	75,237	82,074
Diluted	77,078	83,542

Cash dividend declared per share	$0.06	$0.06

Note:	The first quarter of fiscal year 2008 includes an extra week to accommodate our fiscal calendar.
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Consolidated Balance Sheets

(In thousands)	September 1, 2007	May 26, 2007

ASSETS
Current assets:
Cash and cash equivalents	$453,986	$95,887
Short-term marketable investments	26,903	87,873
Trade accounts receivable, net	156,261	188,070
Inventories	166,716	176,267
Other current assets	69,011	71,743

Total current assets	872,877	619,840

Property, plant and equipment, net	128,955	129,914
Long-term marketable investments	91,583	174,307
Deferred tax assets	43,818	21,464
Goodwill, net	329,045	326,468
Pension asset	34,050	32,115
Other long-term assets	113,911	105,190

Total assets	$1,614,239	$1,409,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$91,608	$134,349
Accrued compensation	61,560	75,761
Deferred revenue	88,203	89,340

Total current liabilities	241,371	299,450

Convertible notes	345,000	—
Pension and postretirement benefit liabilities	71,043	70,103
Long-term liabilities	72,056	49,899

Shareholders’ equity:
Common stock	546,415	539,799
Retained earnings	426,204	545,399
Accumulated other comprehensive loss	(87,850)	(95,352)

Total shareholders’ equity	884,769	989,846

Total liabilities and shareholders’ equity	$1,614,239	$1,409,298

Shares outstanding	75,062	78,488
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Tektronix First Quarter 2008 Results.../7
Selected Additional Financial Data

	Quarter Ended
	%	September 1,	August 26,
(In thousands, except per share amounts)	Growth	2007	2006
Orders Data:

Orders	(5%)	$241,809	$255,399

U.S.	4%	99,723	96,194
International	(11%)	142,086	159,205

Instruments Business	(7%)	184,840	198,279
Communications Business	(0%)	56,969	57,120

Sales Data:

Net Sales	9%	$291,494	$268,113

U.S.	28%	125,620	97,979
International	(3%)	165,874	170,134

Instruments Business	14%	225,340	198,212
Communications Business	(5%)	66,154	69,901

Reconciliation of GAAP to Non-GAAP Results:

Net earnings — GAAP		$20,076	$20,120
Discontinued operations, net of income taxes		(20)	(7)

Net earnings from continuing operations		20,056	20,113

Business realignment costs		1,057	2,596
Acquisition related costs		7,415	7,444
Shared based compensation costs		7,322	4,201
Tax effect of above items		(5,372)	(5,119)

Net earnings — non-GAAP		$30,478	$29,235
Diluted EPS — non-GAAP		$0.40	$0.35

Income Statement Items as a Percentage of Net Sales:

Cost of sales		43%	39%
Research and development expenses		17%	19%
Selling, general and administrative expenses		30%	30%
Business realignment costs		0%	1%
Acquisition related costs and amortization		1%	1%
Loss on disposition of assets, net		0%	0%
Operating income		10%	10%

Capital Expenditures and Depreciation:

Capital expenditures		$4,668	$6,124
Depreciation and amortization expense		$7,363	$7,297

Balance Sheet and Cash Flow:	Quarter Ended	Quarter Ended
	September 1,	May 26,
	2007	2007
Cash and Marketable Investments:
Cash and cash equivalents	$453,986	$95,887
Short-term marketable investments	26,903	87,873
Long-term marketable investments	91,583	174,307

Cash and Marketable Investments	$572,472	$358,067

Cash Flow from Operations	$45,765	$43,279

Accounts receivable as a percentage of net sales	15.6%	15.1%
Days sales outstanding	52.5	57.3
Countback days sales outstanding	46.5	46.8

Inventory as a percentage of net sales	15.5%	14.4%
Inventory turns	2.7	2.7

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